EXHIBIT 3.2

                                STATE OF DELAWARE
                               AGREEMENT OF MERGER

                           AGREEMENT OF MERGER BETWEEN

                        WATER SCIENCE TECHNOLOGIES, INC.,
                         A DELAWARE DOMESTIC CORPORATION

                                      AND

                       WATER SCIENCE TECHNOLOGIES, INC.,
                            AN ARIZONA CORPORATION


     This Plan and Agreement of Merger made and entered into on the 10th day of August, 2005, by and between Water Science Technologies, Inc., a Delaware Corporation, and Water Science Technologies, Inc., an Arizona Corporation.

                             W i t n e s s e t h :

     WHEREAS, Water Science Technologies, Inc., the Delaware Corporation is a Corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of the State of Delaware on July 28, 2005; and

     WHEREAS, Water Science Technologies, Inc., the Arizona Corporation is a corporation organized and existing under the laws of the State of Arizona, its Certificate of Incorporation having been filed in the Office of the Secretary of State of the State of Arizona on February 12, 1991; and

     WHEREAS, the number of shares which the Arizona Corporation has authority to issue is 100,000 shares of Common Stock, at par value $1.00; and

     WHEREAS, the Board of Directors of each of the constituent corporations deems it advisable that the Arizona Corporation be merged into the Delaware Corporation on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the States of Delaware and Arizona respectively, which permit such merger,

     NOW, THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Delaware Corporation and the Arizona Corporation, by their respective Boards of Directors, have agreed and do hereby agree, each with the other as follows:


                                   ARTICLE I

     The Arizona Corporation and the Delaware Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of Arizona and the State of Delaware, by the Arizona Corporation merging into the Delaware Corporation, which shall be the surviving corporation.


                                   ARTICLE II

     Upon the merger becoming effective as provided in the applicable laws of the State of Arizona and of the State of Delaware (the time when the merger shall so become effective being sometimes herein referred to as the "EFFECTIVE DATE OF THE MERGER"):

     The two Constituent Corporations shall be a single corporation, which shall be Water Science Technologies, Inc., the Delaware Corporation, as the Surviving Corporation, and the separate existence of Water Science Technologies, Inc. shall cease except to the extent provided by the laws of the State of Arizona in the case of a corporation after its merger into another corporation.


                                  ARTICLE III

     The Certificate of Incorporation of Water Science Technologies, Inc., the Delaware Corporation, shall be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

     FIRST:  The name of this corporation shall be: Aquacell Water, Inc.


                                  ARTICLE IV

     The manner of converting the outstanding shares of each of the constituent corporations shall be as follows:

     Each issued and outstanding share of Common Stock of the Arizona Corporation will be exchanged for one thousand (1,000) shares of Common Stock, par value $.001, of the Delaware Corporation.


                                   ARTICLE V

     The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at Aquacell Water, Inc., 10410 Trademark Street, Rancho Cucamonga, California 91730.


     IN WITNESS WHEREOF, the Arizona Corporation and the Delaware Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused this Plan and Agreement of Merger to be executed by an authorized officer of each party thereto.


Water Science Technologies, Inc., a Delaware Corporation



By: /s/ James C. Witham
---------------------------------------
        James C. Witham, President



Water Science Technologies, Inc., an Arizona Corporation



By: /s/ Karen B. Laustsen
---------------------------------------
        Karen B. Laustsen, President






                            Secretary's Certificate

     I, Karen B. Laustsen, Secretary of Water Science Technologies, Inc., a corporation organized and existing under the laws of the State of Arizona, hereby certify, as such Secretary of the said corporation, that the Agreement of Merger to which this certificate is attached, after having been first duly signed on behalf of said corporation by an authorized officer of Water Science Technologies, Inc., a corporation of the State of Arizona, was duly submitted to the sole stockholder of said Water Science Technologies, Inc., at a special meeting, upon waiver of notice, signed by the sole stockholder, for the purpose of considering and taking action upon said Agreement of Merger, that 1,991 shares of stock of said corporation were on said date issued and outstanding and that the holder of 1,991 shares voted in favor of said Agreement of Merger and the said affirmative vote representing 100% of the total number of shares of the outstanding capital stock of said corporation, and that thereby the Agreement of Merger was at said meeting duly adopted as the act of the stockholder of said Water Science Technologies, Inc., and the duly adopted agreement of said corporation.

     WITNESS my hand on behalf of said Water Science Technologies, Inc. on this 10th day of August, 2005.


Water Science Technologies, Inc., an Arizona Corporation


By: /s/ Karen B. Laustsen
---------------------------------------
        Karen B. Laustsen, Secretary